Exhibit 5.1

                   The Law Offices of Thomas C. Cook, Ltd.
                        2921 N. Tenaya Way, Suite 234
                           Las Vegas, Nevada  89128
                            Phone:  (702) 952-8520
                            Fax:    (702) 952-8521


March 23, 2005


IT&E INTERNATIONAL GROUP
505 Lomas Santa Fe Drive, Suite 200
Solana Beach, California 92075

Re: IT&E International Group
    ------------------------

Gentlemen:

I have acted as special counsel to IT&E International Group, a Nevada Corporation (the "Company"), in connection with its registration statement on Form SB-2 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act") for the registration for resale by the selling shareholders listed therein (the "Selling Shareholders") of 11,200,000 shares of the Company's common stock ("Common Stock") par value $0.001 per share (the "Shares").

In connection with the foregoing, I have examined originals or copies, satisfactory to me, of (i) the Company's Certificate of Incorporation and By-laws, each as amended to date, and (ii) resolutions adopted by the Company's Board of Directors authorizing the issuance of 11,200,000 Shares. I have also reviewed such other matters of laws and examined and relied upon all such corporate documents, certificates, agreements, instruments and records, as I have deemed necessary for the purpose of expressing an opinion as set forth below. My opinion with respect to the valid issuance of an aggregate of 11,200,000 Shares owned by the Selling Shareholders which are being registered by the Company pursuant to the Registration Statement is made solely in reliance on the Company's transfer agent's records and a certificate from an authorized officer of the Company.

Based upon and subject to the foregoing, I am of the opinion that the 11,200,000 Shares have been validly issued and are fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to me under the caption "Legal Matters" in the Prospectus.

                                     Very truly yours,

                                    /s/ Thomas C. Cook
                                    -----------------------
                                        Thomas C. Cook, Esq.

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